KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FIRST QUARTER 2020 FINANCIAL RESULTS
New York, NY, April 28, 2020 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter ended March 31, 2020.
Reported net loss attributable to common stockholders of $35.2 million or ($0.61) per basic and diluted share of common stock, inclusive of unrealized Current Expected Credit Losses (“CECL”) provision of $55.3 million, or ($0.96) per basic and diluted share of common stock, for the three months ended March 31, 2020. Net income attributable to common stockholders for the three months ended March 31, 2019 totaled $24.7 million, or $0.43 per basic and diluted share of common stock.

Reported Core Earnings(1) of $25.3 million, or $0.44 per basic and diluted share of common stock, for the three months ended March 31, 2020 and 2019.

First Quarter 2020 Highlights

•	Strong liquidity position with $369.9 million of cash with an additional $80.1 million of undrawn commitments on secured financing facilities based on existing pledged collateral at March 31, 2020.

•
Committed and initially funded $352.5 million and $281.4 million, respectively, to two new floating-rate senior loans and one floating-rate mezzanine loan. Funded an additional $55.7 million for loans closed prior to the first quarter.

•	Received approximately $179.6 million from the repayment of loans.

•
Current portfolio of $5.2 billion is 100% performing with a weighted average risk rating of 3.0, and is 99% floating-rate with a weighted average loan-to-value ratio ("LTV") of 66% as of March 31, 2020.

•	Increased non-mark-to-market (“Non-MTM”) financing to $2.9 billion as of March 31, 2020, representing 73% of our total outstanding secured financing.

•	Entered into a new $500.0 million warehouse financing facility.

•	Increased the borrowing capacity on the corporate revolving credit facility ("Revolver") from $250.0 million to $335.0 million.

•
Repurchased 1,648,551 shares of our common stock for $19.2 million at an average price of $11.64 per share as of March 31, 2020. Year-to-date as of April 28, 2020, repurchased 2,037,637 shares of common stock at an average price of $12.27 for a total of $25.0 million.

•
Book value was $1,030.2 million or $18.45 per share as of March 31, 2020, inclusive of CECL credit loss provision impact of $70.3 million or ($1.22) per common share. Book value and book value per common share as of December 31, 2019 were $1,122.0 million and $19.52, respectively.

Commenting on the broader environment, CEO Matt Salem stated “In these unprecedented and trying times, our first priority is the health and safety of all our stakeholders. From a team perspective, we have adapted to remote working and continue to be highly efficient. Given the broader volatility, we have increased the frequency of communication with our Board of Directors, shareholders, borrowers, and lenders to ensure transparency and address any potential issues immediately.
Our differentiated conservative business strategy, both in terms of our portfolio construction and financing facilities, will help the company navigate this challenging market environment. Our portfolio is comprised of institutional quality real estate located primarily in the top-ten U.S. real estate markets. Our sponsors are well capitalized with significant experience. We have focused on lighter transitional business plans and property types. 85% of our portfolio is comprised of multifamily and office property types while only 8% is hospitality and retail. On the liability side, we have been highly focused on creating durable financing. Currently 73% of our financing is non-mark-to-market. In addition we benefit from the integration and sponsorship of our largest shareholder, KKR. Finally, we have over $400 million of available liquidity including $370 million of cash at quarter end.
We will remain steadfastly focused on successfully managing through this market environment and I look forward to seeing you in person soon.”

(1)
Although pursuant to the Company’s Management Agreement, the Company calculates the incentive compensation and base management fees due to KKR Real Estate Finance Manager LLC (the "Manager") using Core Earnings before incentive compensation, beginning with the first quarter of 2020, the Company revised its definition of Core Earnings for reporting purposes to be net of incentive compensation, since KREF believes this is a more meaningful presentation of the economic performance of its common stock.

First Quarter 2020 Investment Activity
Loan Originations
The Company committed capital to the following floating-rate senior and mezzanine loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Senior Loan, Plano, TX	Office	February 2020	$226,500	$160,554	L + 2.7%	February 2025	64%
Senior Loan, San Diego, CA	Multifamily	February 2020	106,000	106,000	L + 3.3%	February 2025	71
Mezzanine Loan, Westbury, NY	Multifamily	January 2020	20,000	14,836	L + 9.0%	August 2024	65
Total/Weighted Average			$352,500	$281,390	L + 3.2%		66%

(A)	Floating rate based on one-month USD LIBOR.

(B)	Maturity date assumes all extension options are exercised, if applicable.

The weighted average underwritten internal rate of return ("IRR") of all loans originated in the first quarter was 11.3%.

Funding of Previously Closed Loans
The Company funded approximately $55.7 million for loans closed prior to the quarter end.
Loan Repayments

The Company received approximately $179.6 million from loan repayments.

Quarter End Portfolio Summary
The following table sets forth certain information regarding the Company’s portfolio at March 31, 2020 ($ in millions):

Investment	Committed Principal Amount(A)	Outstanding Principal Amount(A)	Amortized Cost(B)	Carrying Value(C)	Max Remaining Term (Years)(D)(E)	Weighted Average LTV(D)
Senior Loans	$5,769.3	$5,174.0	$5,067.3	$5,004.0	3.9	66%
Mezzanine Loan	25.5	22.8	22.7	20.0	4.6	68
CMBS B-Pieces(F)	40.0	35.7	35.7	35.7	9.2	58
Total/Weighted Average	$5,834.8	$5,232.5	$5,125.7	$5,059.7	3.9	66%

(A)
Senior loans include senior mortgages and similar credit quality investments, including junior participations in our originated senior loans for which we have syndicated the senior participations and retained the junior participations for our portfolio and excludes vertical loan syndications.

(B)	Amortized cost represents the outstanding face amount of loan, net of applicable unamortized discounts and loan origination fees.

(C)	Carrying value represents the amortized cost of loan, net of applicable allowance for credit losses.

(D)	Weighted average is weighted by current principal amount for our senior and mezzanine loans and by net equity for our CMBS B-Piece investments through an aggregator vehicle.

(E)	Max remaining term (years) assumes all extension options are exercised, if applicable.

(F)	Represents a $35.7 million investment in an aggregator vehicle that invests in CMBS B-Pieces with a net equity balance on a fair market value basis is $34.2 million.

Portfolio Performance
As of March 31, 2020, the average risk rating of the Company's portfolio was 3.0 (Average Risk), weighted by total loan exposure, as compared to 2.9 (Average Risk) as of December 31, 2019.

Non-GAAP Financial Measures

Reconciliation of Core Earnings to Net Income Attributable to Common Stockholders
The table below reconciles Core Earnings and related diluted per share amounts to net income attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended March 31, 2020 and December 31, 2019 and the three months ended March 31, 2020 and 2019 ($ in thousands, except per share data):

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	March 31, 2020		December 31, 2019
Net Income (Loss) Attributable to Common Stockholders	$(35,164)	$(0.61)	$24,789	$0.43
Adjustments
Non-cash equity compensation expense	1,607	0.03	1,017	0.02
Unrealized (gains) or losses(A)	3,444	0.06	(407)	(0.01)
Provision for credit losses, net	55,274	0.96	—	—
Non-cash convertible notes discount amortization	90	—	91	—
Core Earnings	$25,251	$0.44	$25,490	$0.44
Weighted average number of shares of common stock outstanding, diluted	57,432,611		57,595,424

(A)
Includes $0.4 million non-cash redemption value adjustment of our Special Non-Voting Preferred Stock and $3.0 million of unrealized mark-to-market adjustment to our RECOP I's underlying CMBS investments for the three months ended March 31, 2020. Includes ($0.4) million non-cash redemption value adjustment of our Special Non-Voting Preferred Stock for the three months ended December 31, 2019.

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	March 31, 2020		March 31, 2019
Net Income (Loss) Attributable to Common Stockholders	$(35,164)	$(0.61)	$24,705	$0.43
Adjustments
Non-cash equity compensation expense	1,607	0.03	991	0.02
Unrealized (gains) or losses(A)	3,444	0.06	(464)	(0.01)
Provision for credit losses, net	55,274	0.96	—	—
Non-cash convertible notes discount amortization	90	—	89	—
Core Earnings	$25,251	$0.44	$25,321	$0.44
Weighted average number of shares of common stock outstanding, diluted	57,432,611		57,477,234

(A)
Includes $0.4 million non-cash redemption value adjustment of our Special Non-Voting Preferred Stock and $3.0 million of unrealized mark-to-market adjustment to our RECOP I’s underlying CMBS investments for the three months ended March 31, 2020. Includes ($0.6) million non-cash redemption value adjustment of our Special Non-Voting Preferred Stock for the three months ended March 31, 2019.

Book Value

The Company’s book value per share of common stock was $18.45 at March 31, 2020, as compared to book value per share of common stock of $19.52 at December 31, 2019.

Book value per share as of March 31, 2020 includes the impact of $70.3 million, or ($1.22) per common share, CECL allowance for credit losses upon adoption of ASU No. 2016-13, Financial Instruments-Credit Losses. See Note 2 - Summary of Significant Accounting Policies, to our condensed consolidated financial statements included in the Form 10-Q for the period ended March 31, 2020 for detailed discussion of allowance for credit losses. In addition, book value per share includes the impact of a $0.4 million, or $0.01 per common share, non-cash redemption value adjustment to our redeemable Special Non-Voting Preferred Stock (“SNVPS”), resulting in a cumulative (since issuance of the SNVPS) decrease of $2.1 million, or $0.04 per common share to our book value (“SNVPS Cumulative Impact”) as of March 31, 2020. Upon redemption of the SNVPS, our book value will increase as a result of a one-time gain, thus substantially eliminating the SNVPS Cumulative Impact on our book value. See Note 9 — Equity, to our condensed consolidated financial statements included in this Form 10-Q, for detailed discussion of the SNVPS.

Subsequent Events

The following events occurred subsequent to March 31, 2020:

Investing Activities

Funding of Previously Closed Loans

The Company funded approximately $27.0 million for previously closed loans.

Loan Repayments

The Company received approximately $42.0 million from loan repayments.

Financing Activities

The Company net repaid $25.4 million under its financing agreements, including (i) Revolver repayment of $100.0 million and (ii) $60.0 million of proceeds from the Term Loan Financing Facility.

Corporate Activities

Stock Repurchase

In April 2020, KREF repurchased 389,086 shares of its common stock at an average price per share of $14.92 for a total of $5.8 million (inclusive of 262,492 shares with March trade dates that settled in April 2020, refer to Note 9 — Equity, to our condensed consolidated financial statements included within our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020).

Year-to-date as of April 28, 2020, KREF repurchased 2,037,637 shares of common stock at an average price of $12.27 for a total of $25.0 million.

Dividends

In April 2020, the Company paid $24.0 million in dividends on its common stock, or $0.43 per share, with respect to the first quarter of 2020, to stockholders of record on March 31, 2020.

Teleconference Details:
The Company will host a conference call to discuss its financial results on Wednesday, April 29, 2020 at 11:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s first quarter 2020 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 11:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 10142633.
Webcast:
The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.
Supplemental Information
The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal quarter ended March 31, 2020 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.
About KKR Real Estate Finance Trust Inc.
KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with over 40-year history of leadership, innovation and investment excellence and $218.4 billion of assets under management as of December 31, 2019.
Additional information can be found on the Company’s website at www.kkrreit.com.
Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify, in particular due to the uncertainties created by the COVID-19 pandemic, including the projected impact of COVID-19 on our business, financial performance and operating results. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the severity and duration of the COVID-19 pandemic; potential risks and uncertainties relating to the ultimate geographic spread of COVID-19; actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact; the potential negative impacts of COVID-19 on the global economy and the impacts of COVID-19 on the Company’s financial condition and business operations; deterioration in the performance of the properties securing our investments that may cause deterioration in the performance of our investments and, potentially, principal losses to us; difficulty or delays in redeploying the proceeds from repayments of our existing investments; the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests; the level and volatility of prevailing interest rates and credit spreads; adverse changes in the real estate and real estate capital markets; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; difficulty in obtaining financing or raising capital; adverse legislative or regulatory developments; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; acts of God such as hurricanes, earthquakes and other natural disasters, pandemics such as COVID-19, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; deterioration in the performance of properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments and, potentially, principal losses to the Company; defaults by borrowers in paying debt service on outstanding indebtedness; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform and the cost of operating as a publicly traded company; the availability of qualified personnel and the Company’s relationship with our Manager; KKR controls the Company and its interests may conflict with those of the Company’s stockholders in the future; the Company’s qualification as a REIT for U.S. federal income tax purposes and the Company’s exclusion from registration under the Investment Company Act of 1940; authoritative GAAP or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board, the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I-Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and under Part II - Item 1A. “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Michael Shapiro
Tel: +1-888-806-7781(U.S.) / +1-646-901-5920
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Kristi Huller or Cara Major
Tel: +1-212-750-8300
media@kkr.com

Definitions:

"Loan-to-value ratio": Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. For our CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

"Internal Rate of Return": IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The weighted average underwritten IRR for the investments shown reflects the returns underwritten by our Manager taking into account certain assumptions around leverage up to no more than the maximum approved advance rate, and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes certain estimates with respect to the timing and magnitude of the initial and future fundings for the total loan commitment and associated loan repayments, and assumes no defaults. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes the one-month spot USD LIBOR as of the date the loan was originated. There can be no assurance that the actual weighted average IRRs will equal the weighted average underwritten IRRs shown.

"Core Earnings": Used by the Company to evaluate the Company's performance excluding the effects of certain transactions and GAAP adjustments the Company believes are not necessarily indicative of the current loan activity and operations. Core Earnings is a measure that is not prepared in accordance with GAAP. The Company defines Core Earnings for reporting purposes as net income (loss) attributable to stockholders or, without duplication, owners of the Company's subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between the Company’s Manager and board of directors and after approval by a majority of the independent directors. The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments.

The Company believes that providing Core Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of the Company’s business. Although pursuant to the Management Agreement with its Manager, the Company calculates the incentive compensation and base management fees due to its Manager using Core Earnings before incentive compensation, beginning with the first quarter of 2020, the Company revised its definition of Core Earnings for reporting purposes to be net of incentive compensation, since the Company believes this is a more meaningful presentation of the economic performance of its common stock.

Core Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Core Earnings may not be comparable to similar measures presented by other REITs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$369,867	$67,619
Commercial mortgage loans, held-for-investment	5,089,968	4,931,042
Less: Allowance for credit losses	(65,979)	—
Commercial mortgage loans, held-for-investment, net	5,023,989	4,931,042
Equity method investments	34,441	37,469
Accrued interest receivable	17,263	16,305
Other assets	10,121	4,583
Total Assets	$5,455,681	$5,057,018

Liabilities and Equity
Liabilities
Secured financing agreements, net	$3,368,329	$2,884,887
Collateralized loan obligation, net	805,008	803,376
Convertible notes, net	139,420	139,075
Loan participations sold, net	64,972	64,966
Dividends payable	24,204	25,036
Accrued interest payable	7,513	6,686
Accounts payable, accrued expenses and other liabilities(A)	8,907	3,363
Due to affiliates	5,022	5,917
Total Liabilities	4,423,375	3,933,306

Commitments and Contingencies

Temporary Equity
Redeemable preferred stock	2,108	1,694

Permanent Equity
Preferred stock, 50,000,000 authorized (1 share with par value of $0.01 issued and outstanding as of March 31, 2020 and December 31, 2019)	—	—
Common stock, 300,000,000 authorized (55,838,032 and 57,486,583 shares with par value of $0.01 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively)	575	575
Additional paid-in capital	1,167,602	1,165,995
Accumulated deficit	(82,777)	(8,594)
Repurchased stock, 3,511,240 and 1,862,689 shares repurchased as of March 31, 2020 and December 31, 2019, respectively	(55,202)	(35,958)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,030,198	1,122,018
Total Permanent Equity	1,030,198	1,122,018
Total Liabilities and Equity	$5,455,681	$5,057,018

(A)     Includes $4.3 million and $0.0 million of reserve for unfunded loan commitments as of March 31, 2020 and December 31, 2019, respectively.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2020	2019
Net Interest Income
Interest income	$71,079	$64,751
Interest expense	39,082	34,842
Total net interest income	31,997	29,909

Other Income	(1,901)	1,125
Income (loss) from equity method investments	—	342
Change in net assets related to CMBS consolidated variable interest entities	360	482
Other income	(1,541)	1,949
Total other income (loss)

Operating Expenses
General and administrative	3,767	2,361
Provision for credit losses, net	55,274	—
Management fees to affiliate	4,299	4,287
Incentive compensation to affiliate	1,606	953
Total operating expenses	64,946	7,601

Income (Loss) Before Income Taxes, Preferred Dividends and Redemption Value Adjustment	(34,490)	24,257
Income tax expense	82	9
Net Income (Loss)	(34,572)	24,248
Preferred Stock Dividends and Redemption Value Adjustment	592	(457)
Net Income (Loss) Attributable to Common Stockholders	$(35,164)	$24,705

Net Income (Loss) Per Share of Common Stock
Basic	$(0.61)	$0.43
Diluted	$(0.61)	$0.43
Weighted Average Number of Shares of Common Stock Outstanding
Basic	57,346,726	57,387,386
Diluted	57,346,726	57,477,234

Dividends Declared per Share of Common Stock	$0.43	$0.43